UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

ACTIVIDENTITY CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No:

(3) Filing party:

(4) Date filed:

Employee Equity Frequently Asked Questions (FAQs)

As you know, ASSA ABLOY AB’s (“ASSA ABLOY”) U.S. subsidiary, ASSA ABLOY Inc. (“ASSA US”) has agreed to acquire ActivIdentity, subject to stockholder approval, regulatory clearances and the satisfaction of customary closing conditions.  ASSA ABLOY is also the parent company of HID Global.  The following FAQs describe generally the treatment of ActivIdentity stock and employee equity awards in the merger agreement between ASSA US and ActivIdentity and provide some other information in connection with the merger.  These FAQs are only a summary and are qualified by the terms of the merger agreement, a copy of which may be found by following the instructions below under “Additional Information and Where to Find It.”

This document is a summary only.  To the extent that the information provided herein relates to an ActivIdentity plan document and/or award agreement, or the merger agreement between ASSA US and ActivIdentity, that other document will control over this summary, and this summary is qualified in its entirety by the provisions of those documents.

We provide the following discussion as general information only and such information is not intended as tax advice for any particular person.  It does not purport to be a complete analysis of all potential tax considerations for all holders of ActivIdentity shares, stock options, restricted stock and restricted stock units (“RSUs”).  To the extent any portion of this description relates to stock options or shares acquired on exercise of stock options, we assume that any such stock option was granted with an exercise price of at least fair market value on the award’s grant date.  Moreover, this description only applies to employees of ActivIdentity and not directors or independent contractors.

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change.  Any such change, which may or may not be retroactive, could alter the tax consequences to shareholders and option, restricted stock and RSU holders, as described herein.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF TAX ISSUES IN THESE FAQs IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER APPLICABLE TAX LAWS; (B) SUCH DISCUSSION IS NOT INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE OFFER DESCRIBED HEREIN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Equity Questions

Q1:         What will happen to my shares in the merger?

A1:         Each share of ActivIdentity stock you own will be canceled and you will receive a cash payment of $3.25 less any applicable tax withholding.  ActivIdentity shares will not be converted to ASSA ABLOY shares.

Q2:         What will happen to ActivIdentity stock options?

A2:         ActivIdentity will provide you with further information regarding your equity awards in a separate notice, but in connection with the merger, ASSA ABLOY, ASSA US and HID Global will not assume or substitute options to acquire their shares for any of your outstanding options.  Therefore, all of your outstanding options will fully vest and become exercisable immediately prior to the effective time of the merger; however you need not exercise any options (see Q3 below).

Q3:         Will I receive payment for my outstanding options in connection with the merger?

A3:         Each ActivIdentity stock option that is outstanding immediately prior to the effective time of the merger will be cancelled.  In exchange for such cancellation, you will receive a cash payment (without interest and less any applicable tax withholding) equal to the excess, if any, of $3.25 per share over the per share exercise price of such stock option.  Here’s an example:

You hold an incentive stock option to acquire 5,000 shares, of which 2,500 shares are vested as of the merger, and no shares have been exercised.  The per share exercise price is $2.00 per share.  At the effective time of the merger:

•      All 5,000 shares will be vested;

•      The difference between the per share merger consideration of $3.25 and the per share exercise price of $2.00 is $1.25; and

•      You would receive $1.25 multiplied by 5,000, or $6,250 in the aggregate, less any applicable tax withholding.

•      Even if the option is an incentive stock option and you may have satisfied the two year holding period required to receive preferential tax treatment, you would not have held the shares issued upon exercise for a year, so the gain of $6,250 would be taxed at ordinary income rates, not capital gains rates.

Q4:         What will happen if the exercise price of my options is greater than or equal to $3.25 per share?

A4:         If you hold options that have an exercise that is greater than or equal to $3.25 per share, those options will be canceled at the effective time of the merger and you will not receive any consideration in exchange for the cancellation.

Q5:         What will happen to my ActivIdentity Restricted Stock?

A5:         At the effective time of the merger, each outstanding share of ActivIdentity restricted stock will vest in full.  Your restricted stock will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to $3.25 multiplied by the number of outstanding shares of ActivIdentity restricted stock, less applicable tax withholding.

Q6:         What will happen to my ActivIdentity Restrict Stock Units (“RSUs”)?

A6:         At the effective time of the merger, each outstanding and unvested ActivIdentity RSU will vest in full.  Your RSU will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to $3.25 multiplied by the number of shares of ActivIdentity stock subject to your RSUs immediately prior to the merger, less any applicable tax withholding.

Q7:         What happens to my options, restricted stock and RSUs if I leave ActivIdentity before the merger closes?

A7:         If you terminate your service with ActivIdentity prior to the effective time of the merger, your unvested options, restricted stock and RSUs will be treated as provided for in your individual award agreements governing such awards.  Your outstanding vested options will be treated as described above (assuming the post-termination exercise period has not expired) but you will not be entitled to the cash payment or any other rights or benefits with respect to your unvested options, restricted stock or RSUs that may terminate in connection with your termination of service.

If you terminate your service with ActivIdentity and your post-termination exercise period specified in your applicable option agreement for your vested options ends prior to the effective time of the merger, you must exercise those options prior to the expiration date or you will not receive any consideration for the underlying shares in the merger.  If you fail to exercise prior to the expiration of your post-termination exercise period, your vested options will no longer be outstanding and you will not be entitled to the cash payment or any other rights or benefits with respect to those expired and forfeited options.

Q8:         When will I receive any cash that I may be entitled for my stock, stock options, restricted stock and RSUs?

A8:         You will receive the merger consideration you would be entitled to for the outstanding shares as soon as you complete the letter of transmittal you receive (if you hold stock certificates) and return the letter of transmittal and your stock certificates in accordance with the instructions on the letter of transmittal.  If you hold your shares in a brokerage or other custodial account, your broker or other custodian will submit your shares for exchange and you will receive the per share consideration as soon as that process is completed.

With respect to your options, restricted stock and RSUs that are cancelled in connection with the merger, you will receive the payments to which you would be entitled as a result of the cancellation as soon as practicable (but no later than 14 calendar days) following the effective time of the merger.

Q9:         How will payments that I receive in exchange for my ActivIdentity stock be taxed?

A9:         Because the tax consequences of any payments can vary significantly on a country by country basis, a discussion of the tax consequences of those payments if you are a tax resident of a country outside the United States is beyond the scope of these FAQs.  ActivIdentity will send you a notice describing the treatment of your equity awards (including certain tax treatment) shortly.

You are advised to consult with your own tax professional for advice about the tax consequences of any payments you receive as a result of the merger and all other tax matters relating to your ActivIdentity stock and employee equity awards.  ActivIdentity, ASSA ABLOY, and their respective advisors, agents and representatives are not providing and will not provide tax advice to you.

Q10:       What happens to my options, restricted stock and RSUs if the merger does not close?

A10:       If the merger is not completed, your options, restricted stock and RSUs will not be cancelled and you will not be entitled to any cash payment.  Instead, your options, restricted stock and RSUs will continue under the existing terms as set forth in the applicable plan and agreements governing your awards.

Q11:       Who do I contact if I have questions about my options, restricted stock and RSUs?

A11:       ActivIdentity intends to send to the holders of options, restricted stock and RSUs a couple of weeks prior to the closing of the merger a detailed memo explaining how the after tax money will be calculated and where it will be deposited. In the meantime, if you have questions please ask your HR administrator.

Q12:       What are the next steps to closing the merger?

A12:       ActivIdentity and ASSA ABLOY will work together to obtain any required regulatory approvals or clearances.  In addition, ActivIdentity will prepare and file a proxy statement to hold a special meeting of stockholders to complete the transaction.  As soon as the Securities and Exchange Commission (the “SEC”) declines to review the proxy statement or ActivIdentity responds to the SEC’s comments satisfactorily, ActivIdentity will mail the proxy statement and hold the special meeting of stockholders.

Q13:       I heard that ActivIdentity has been sued because of the proposed merger.  Can you tell me what the litigation is about?

A13:       ActivIdentity and its directors, including Grant Evans, have been named as defendants in three separate lawsuits regarding the merger.  A number of other plaintiff litigation firms have also issued press releases and posted on message boards that they are “investigating” the proposed merger and are seeking shareholder plaintiffs.  One of the filed suits and several of the press statements were launched less than 24 hours after we announced the proposed merger. There is a group of law firms that file these kinds of lawsuits routinely after the announcement of a transaction as a standard business practice.  Often, a number of cases will be filed.  We believe these suits are without merit.

Additional Information and Where to Find It

ActivIdentity intends to file with the SEC preliminary and definitive proxy statements and other relevant materials in connection with the merger.  The proxy statement will be mailed to the stockholders of ActivIdentity.  Before making any voting or investment decision with respect to the merger, investors and stockholders of ActivIdentity are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, ActivIdentity, HID Global and ASSA ABLOY.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ActivIdentity at its corporate website at www.ActivIdentity.com under Company/Investors or by calling the investor relations department at (510) 574-0100 or by writing to ActivIdentity Corporation, 6623 Dumbarton Circle, Fremont, California  94555, Attn: Investor Relations.

ActivIdentity and its officers and directors may be deemed to be participants in the solicitation of proxies from ActivIdentity’s stockholders with respect to the merger.  A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning ActivIdentity’s directors and executive officers is set forth in ActivIdentity’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on February 22, 2010.  These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to ActivIdentity’s Investors page on its corporate website at www.ActivIdentity.com.